EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of May 28, 1999, by and between S&S Plus, Inc., a New Jersey corporation with its principal office located at 286 Forest Avenue, Lakewood, NJ 08701 (the "Company"), and Susan L. Gertler, an individual residing at 521 Grenville Avenue, Teaneck, NJ 07666 (the "Employee").

                              W I T N E S S E T H :

         WHEREAS, the Company desires to secure the services of the Employee upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Employee desires to render services to the Company upon the terms and conditions hereinafter set forth.

         NOW,  THEREFORE,  the parties mutually agree as follows:

               1. EMPLOYMENT. The Company hereby employs Employee and the Employee hereby accepts such employment, as Senior Vice-President subject to the terms and conditions set forth in this Agreement.

               2. DUTIES. The Employee shall serve as Senior Vice-President. During the term of this Agreement, the Employee shall devote all of her business time, attention and energies to the performance of her duties hereunder (not less than 40 hours per week, predominately during normal business hours) and shall properly perform such duties as may be assigned to her from time to time by the Board. The Employee shall not, during the Term (as hereinafter defined), be engaged in any other business activity which, in the reasonable judgment of the Board of Directors of the Company, would conflict with the ability of the Employee to perform her

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duties under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage. The Employee shall report directly to the Company's Board of Directors.

               3. TERM OF EMPLOYMENT; VACATION.

               (a) The term of the Employee's employment shall be for a period of five (5) years commencing on May 28, 1999 (the "Start Date"), subject to earlier termination by the parties pursuant to Sections 5 and 6 hereof (the "Term").

               (b) The Employee shall be entitled to ten (10) days' vacation (and Jewish holidays including Chol Hamoed) during each year of the Term. The Employee shall take her vacation at such time or times as the Employee and the Company shall determine is mutually convenient. During the remainder of the Term, Employee shall be entitled to 15 vacation days.

               (c) Employee agrees to permit the Company, at its own expense, to purchase a life insurance policy on the life of Employee, in the amount of $1,000,000. The Company will be the beneficiary of such policy. Employee agrees to provide all documentation in connection therewith and to submit herself for a physical examination.

               4. COMPENSATION OF EMPLOYEE.

               4.1 SALARY. The Company shall pay to Employee a base salary of One Hundred Fifteen Thousand Dollars ($115,000) per annum (the "Base Salary"), less such deductions as shall be required to be withheld by applicable law and regulations. All salaries payable to Employee shall be paid at such regular weekly, biweekly or semi-monthly time or times as the Company makes payment of its regular payroll in the regular course of business. Employee's Base Salary shall increase by 7% annually.

               4.2 EXPENSES. During the Term, the Company shall promptly reimburse the Employee for all reasonable and necessary travel expenses and

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other disbursements incurred by the Employee on behalf of the Company in the performance of the Employee's duties hereunder, assuming Employee has received prior approval for such travel expenses and disbursements by the Company to the extent possible consistent with corporate practices with respect to the reimbursement of expenses incurred by the Company's employees. The Employee shall present all appropriate vouchers and receipts for such expenses. The Company shall pay the expenses of Employee's cell phone used in connection with the business.

               4.3 BENEFITS. The Employee shall be entitled during the Term to participate in a family health programs (Prudential or the like) and stock option plan that may be available to other employees of the Company as determined by the Board. Employee shall be entitled to one (1) week of sick leave annually. Employee shall receive 10,000 options to purchase shares of common stock of the Company, at an exercise price equal to a 20% discount to the maximum price per share paid by any investor in the Company's next equity financing. Employee shall have unlimited "piggyback" registration rights relating to the shares underlying the options, subject to volume limitations imposed by the Board.

               4.4 SIGNING BONUS. Employee shall be entitled to a one (1) time signing bonus equal to $30,000. $10,000 shall be payable thirty (30) days from the date hereof and $20,000 shall be payable after the circulation of Youthline USA reaches 10,000 subscribers for a period of two (2) consecutive months.

               5. DISABILITY OF THE EMPLOYEE. If the Employee is incapacitated or disabled by accident, sickness or otherwise so as to render the Employee mentally or physically incapable of performing the services required to be performed under this Agreement for a period of 60 consecutive days or 90 days in any period of 360 consecutive days (a "Disability"), the Company may, at the

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time or during the  period of such  Disability,  at its  option,  terminate  the employment of the Employee under this Agreement immediately upon giving the Employee written notice to that effect.

               6.  TERMINATION.

               (a) The Company may terminate the employment of the Employee and all of the Company's obligations under this Agreement at any time for Cause (as hereinafter defined) by giving the Employee notice of such termination, with reasonable specificity of the details thereof. "Cause" shall mean (i) the Employee's willful misconduct which could reasonably be expected to have a material adverse effect on the business and affairs of the Company, (ii) the Employee's willful disregard of lawful instructions of the Company's Board of Directors consistent with the Employee's responsibilities under this Agreement relating to the business of the Company, (iii) the Employee's neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on the business and affairs of the Company, (iv) the commission by the Employee of an act constituting common law fraud, or a felony, or criminal act against the Company or any affiliate thereof or any of the assets of any of them, (v) the Employee's abuse of alcohol or other drugs or controlled substances, or conviction of a crime involving moral turpitude, (vi) the Employee's material breach of any of the agreements contained herein, or
(vii) the Employee's death or resignation hereunder; PROVIDED HOWEVER, that if the Employee resigned as a result of a material breach by the Company of this Agreement, such resignation shall not be considered "Cause" hereunder. A termination pursuant to Section 6(a)(i), (ii), (iii), (iv), (v) (other than as a result of a conviction of a crime involving moral turpitude) or (vi) shall take effect 30 days after the giving of the notice contemplated hereby unless the Employee shall, during such 30-day period, remedy to the reasonable satisfaction of the Board of Directors of the Company the misconduct, disregard, abuse or

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breach specified in such notice; PROVIDED,  HOWEVER, that such termination shall take effect immediately upon the giving of such notice if the Board of Directors of the Company shall, in its reasonable discretion, have determined that such misconduct, disregard, abuse or breach is not remediable (which determination shall be stated in such notice). A termination pursuant to Section 6(a)(v) (as a result of a conviction of a crime involving moral turpitude) or (vii) shall take effect immediately upon the giving of the notice contemplated hereby.

               7. EFFECT OF TERMINATION OF EMPLOYMENT.

               (a) Upon the termination of the Employee's employment for Cause or a Disability, neither the Employee nor the Employee's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive
(i) the unpaid portion of the Base Salary provided for in Section 4.1, earned through the Termination Date (the "Unpaid Salary Amount"), (ii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed, as provided in Section 4.2 (the "Expense Reimbursement Amount"), and
(iii) all other benefits that shall have accrued through the  Termination  Date.

               8. DISCLOSURE OF CONFIDENTIAL  INFORMATION.  Employee  recognizes that she has had and will continue to have access to secret and confidential information regarding the Company, including but not limited to its customer list, products, know-how, and business plans. Employee acknowledges that such information is of great value to the Company, is the sole property of the
Company, and has been and will be acquired by her in confidence. In consideration of the obligations undertaken by the Company herein, Employee will not, at any time, during or after her employment hereunder, reveal, divulge or make known to any person (except counsel or as may be required by law or, if necessary, in a litigation), any information acquired by Employee during the

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course of her employment (including employment prior to the date hereof),  which is treated as confidential by the Company, including but not limited to its customer list, not otherwise in the public domain, other than in the ordinary of business during her employment hereunder. The provisions of this Section 8 shall survive Employee's employment hereunder. This Section 8 shall be void and of no force and effect if the Company defaults on any loans listed on Schedule 6.6 of that certain Subscription Agreement dated the date hereof between the Company, Employee and other shareholders (the "Subscription Agreement"), or if the Company is in default under its obligations to pay the salary or provide the benefits required hereunder.

               9.  COVENANT  NOT TO COMPETE.

               (a) Employee recognizes that the services to be performed by her hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of Company that Employee agree, and accordingly, Employee does hereby agree, that she shall not, directly or indirectly, at any time during the term of the Agreement and the "Restricted Period" (as defined in Section 9(e) below):

                   (i) except as provided in Subsection (d) below, be engaged in the children's newspaper publication industry, or provide technical assistance, advice or counseling regarding such industry in any state in the United States in which the Company or an affiliate thereof transacts business, either on her own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party; or

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                   (ii)  employ or engage,  or cause or  authorize,  directly or indirectly, to be employed or engaged, for or on behalf of herself or any third party, any employee or agent of Company or any affiliate thereof.

               (b) Employee hereby agrees that she will not, directly or indirectly, for or on behalf of herself or any third party, at any time during the term of the Agreement and during the Restricted Period solicit any customers of the Company or any affiliate thereof ( including those procured or indirectly by the Employee) in a manner which directly or indirectly competes with the Company.

               (c) If any of the restrictions contained in this Section 9 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

               (d) This Section 9 shall not be construed to prevent Employee from owning, directly or indirectly, in the aggregate, an amount not exceeding two percent (2%) of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded on a national securities exchange or on the over-the-counter market other than securities of the Company.

               (e) The term "Restricted Period," as used in this Section 9, shall mean the period of Employee's actual employment hereunder plus in the event the Employee's employment is terminated for Cause for a period of twenty-four (24) months thereafter.

               (f) The provisions of this Section 9 shall survive the end of the Term as provided in Section 9(e) hereof.

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               (g) This  Section 9 shall be void and of no force  and  effect if the Company defaults on any loans listed on Schedule 6.6 of the Subscription Agreement, if the Company is in default under its obligations to pay the salary or provide the benefits required hereunder or if the Employee resigns due to a violation of Section 6.7 of the Subscription Agreement.

               10.  ADDITIONAL  AGREEMENTS  AND  COVENANTS

               10.1 SALE OF STOCK. Employee acknowledges that she may not sell, assign, or otherwise hypothecate her stock in the Company for a period of eighteen (18) months from date hereof, without the prior written consent of the Board. Shares acquired through the exercise of stock options shall be restricted to twelve (12) months.

               11. MISCELLANEOUS.

               11.1 INJUNCTIVE RELIEF.  Employee  acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Employee agrees that any breach or threatened breach by her of Section 8 or 9 of this Agreement shall entitle Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Employee hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

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               11.2 ASSIGNMENTS.  Neither Employee nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other.

               11.3 ENTIRE AGREEMENT. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Employee's employment by Company, supersedes all prior understandings and agreements, whether oral or written, between Employee and Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

               11.4 BINDING EFFECT. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their
respective  successors,   heirs,   beneficiaries  and  permitted  assigns.

               11.5 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

               11.6 NOTICES.   All  notices,   requests,   demands  and  other
communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter

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give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

               11.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to such State's conflicts of laws provisions and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New Jersey.

               11.8 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all
of  which  together  shall  constitute  one  and  the  same   instrument.

               11.9 SEPARABILITY. If any of the restrictions contained in this Agreement shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Agreement shall then be enforceable in the manner contemplated hereby.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                                     S&S PLUS, INC.


                                                     By:
                                                         -----------------------
                                                         Name:
                                                         Title:


                                                         -----------------------
                                                         SUSAN L. GERTLER

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